Exhibit (a)(1)(D)

Offer to Purchase for Cash

by

HERBALIFE LTD.

of

Common Shares

of

Herbalife Ltd.

for

an Aggregate Cash Purchase Price of Up to $600 Million

at

a Cash Purchase Price Not Greater Than $68.00 nor Less Than $60.00 Per Share plus a Contingent Value Right, which Represents the Contractual Right to Receive Certain Consideration upon the Occurrence of Certain Events, as Described in and Under Conditions Set Forth in the Contingent Value Rights Agreement

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 19, 2017, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”)

August 21, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 21, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability, (the “Company”) to purchase common shares, par value $0.001 per share in the capital of the Company (the “common shares”), for an aggregate cash purchase price of up to $600 million and at a per share price (i) not greater than $68.00 nor less than $68.00, net to the seller in cash, less any applicable tax withholding and without interest, plus (ii) a non-transferable contractual contingent value right (a “CVR”) pursuant to the Contingent Value Rights Agreement, to be entered into by the Company substantially in the form which is annexed to and filed with the Tender Offer Statement on Schedule TO the Company filed with the Securities and Exchange Commission on August 21, 2017 (the “Schedule TO”), as Exhibit (a)(1)(F) (the “CVR Agreement”), to receive a contingent payment upon the occurrence of a Going Private Transaction (as such term is defined in the CVR Agreement) within the time period specified in the CVR Agreement, without interest and less any applicable tax withholding, each upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”)

Upon the terms and subject to the conditions of the Offer the Company will purchase common shares properly tendered and not properly withdrawn for an aggregate Cash Purchase Price (as such term is defined below) of up to $600 million, constituting approximately 10.64% of the total number of outstanding common shares as of the close of trading on August 15, 2017 (assuming the Company acquires common shares pursuant to this Offer at the lowest possible cash purchase price of $60.00 per share). Unless the context otherwise requires, all references to “shares” shall refer to the common shares and all references to “shares properly tendered” shall refer to “shares properly tendered and not properly withdrawn in the Offer.”

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, the Company will determine a single per share price, which will be not greater than $68.00 nor less than $60.00 per share, net to the seller in cash (the “Cash Purchase Price”), less any applicable tax withholding and without interest, that the Company will pay for shares properly tendered, together with a CVR, for an aggregate Cash Purchase Price up to $600 million. The Cash Purchase Price will be the lowest price per share not greater than $68.00 nor less than $60.000 per share (in multiples of $0.25) at which shares have been properly tendered in the Offer that will enable the Company to purchase the maximum number of shares for an aggregate Cash Purchase Price of up to $600 million. If fewer than such number of shares as would enable the Company to purchase shares pursuant to the Offer for an aggregate Cash Purchase Price of up to $600 million are properly tendered, the Company will select the lowest price that will allow the Company to purchase all the shares that are properly tendered.

All shares the Company purchases in the Offer will be purchased at the same Cash Purchase Price, regardless of whether the shareholder tendered, or was deemed to have tendered, at a lower price. If the Company’s purchase of all shares properly tendered at or below the Cash Purchase Price and not properly withdrawn in the Offer would result in an aggregate Cash Purchase Price of more than $600 million, the Company will purchase all shares properly tendered at or below the Cash Purchase Price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which the Company will purchase on a priority basis, and except for each conditional tender whose condition was not met, which the Company will not purchase. Shares properly tendered, but not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if at the Expiration Time, the Company’s purchase of all shares properly tendered at or below the Cash Purchase Price in the Offer would result in an aggregate Cash Purchase Price of more than $600 million, the Company will purchase shares first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the Cash Purchase Price and do not properly withdraw them before the Expiration Time, second, from all other shareholders who properly tender shares at or below the Cash Purchase Price and do not properly withdraw them before the Expiration Time, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied), and third, only if necessary to permit the Company to purchase shares for an aggregate Cash Purchase Price of up to $600 million, from holders who have properly tendered shares at or below the Cash Purchase Price conditionally (for which the condition was not initially satisfied) and do not properly withdraw them before the Expiration Time, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered and not properly withdrawn all of their shares. See Sections 1, 3 and 6 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your shares at cash prices not greater than $68.00 nor less than $60.00 per share (in multiples of $0.25), as indicated in the attached Instruction Form, net to you in cash, less any applicable tax withholding and without interest. If you want to maximize the chance of having the Company purchase all of your shares, you may also agree to accept the Cash Purchase Price determined in the Offer.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The Offer is subject to certain conditions set forth in Section 7 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on September 19, 2017, unless the Company extends the Offer.

5. The Offer is for a number of shares that will enable the Company to purchase shares for an aggregate Cash Purchase Price of up to $600 million, constituting approximately 10.64% of the total number of outstanding shares of the Company’s common shares as of the date of the Offer to Purchase (assuming the Company acquires common shares pursuant to this Offer at the lowest possible cash purchase price of $60.00 per share).

6. Tendering shareholders who are registered shareholders or who tender their shares directly to Computershare Trust Company, N.A., the Depositary and Paying Agent for the Offer, will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price at which you are tendering shares.

8. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own at or below the Cash Purchase Price before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the Cash Purchase Price and not properly withdrawn.

9. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on September 19, 2017, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Board of Directors of the Company (the “Board) has unanimously approved the Offer pursuant to the recommendation of a committee of the Board, which is comprised solely of individuals, each of whom the Board has determined to be an independent director under Section 303A.02 of the NYSE Listed Company Manual (the “Committee”). However, none of the Board, the Committee, the Depositary and Paying Agent, nor Georgeson LLC, the Information Agent for the Offer, is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

HERBALIFE LTD.

of

Common Shares

of

Herbalife Ltd.

for

an Aggregate Cash Purchase Price of Up to $600 Million

at

a Cash Purchase Price Not Greater Than $68.00 nor Less Than $60.00 Per Share plus a Contingent Value Right, which Represents the Contractual Right to Receive Certain Consideration upon the Occurrence of Certain Events, as Described in and Under Conditions Set Forth in the Contingent Value Rights Agreement

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 19, 2017 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 21, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Herbalife Ltd., a Cayman Islands exempt company incorporated with limited liability (the “Company”), to purchase common shares, par value $0.001 per share in the capital, of the Company (the “common shares”), for an aggregate cash purchase price up to $600 million and at a per share price (i) not greater than $68.00 nor less than $60.00, net to the seller in cash, less any applicable tax withholding and without interest, as specified by the undersigned, plus (ii) a non-transferable contractual contingent value right (a “CVR”) pursuant to the Contingent Value Rights Agreement, to be entered into by the Company substantially in the form which is annexed to and filed with the Tender Offer Statement on Schedule TO the Company filed with the Securities and Exchange Commission on August 21, 2017 (the “Schedule TO”), as Exhibit (a)(1)(F) (the “CVR Agreement”), to receive a contingent payment upon the occurrence of a Going Private Transaction (as such term is defined in the CVR Agreement) within the time period specified in the CVR Agreement, without interest and less any applicable tax withholding, each upon on the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.

The undersigned understands that upon the terms and subject to the conditions of the Offer, the Company will determine a single per share price, which will be not greater than $68.00 nor less than $60.00 per share, net to the seller in cash, less any applicable tax withholding and without interest that they will pay for shares properly tendered. The undersigned understands that such cash purchase price will be the lowest price per share not greater than $68.00 nor less than $60.00 per share (in multiples of $0.25) at which shares have been properly tendered in the Offer that will enable the Company to purchase the maximum number of shares for an aggregate Cash Purchase Price (as defined in the Offer to Purchase) up to $600 million. If fewer than such number of shares as would enable the Company to purchase shares pursuant to the Offer for an aggregate Cash Purchase Price of up to $600 million shares are properly tendered, the undersigned understands that the Company will select the lowest price that will allow them to buy all the shares that are properly tendered. The undersigned understands that all shares the Company acquires in the Offer will be acquired at the same Cash Purchase Price regardless of whether the shareholder tendered, or is deemed to have tendered, at a lower cash price. The undersigned understands that if the Company’s purchase of all shares properly tendered at or below the Cash Purchase Price and not properly withdrawn would result in an aggregate Cash Purchase Price of more than $600 million, the Company will purchase all shares properly tendered at or below the Cash Purchase Price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which the Company will purchase on a priority basis, and except for each conditional tender whose condition was not met, which the Company will not purchase. The undersigned understands that the Company will return shares tendered at cash prices in excess of the Cash Purchase Price and shares that it does not purchase because of proration or conditional tenders to the tendering shareholders at the Company’s expense promptly after the Offer expires.

In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s common shares is unknown and cannot be predicted with certainty; (4) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her responsibility; and (5) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its respective subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

The undersigned understands that the Company may hold certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any common shares held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her share ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom held any common shares. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company in writing. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Company.

Number of shares to be tendered by you for the account of the undersigned:              shares*

*	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

CHECK ONLY ONE BOX:

(1) SHARES TENDERED AT CASH PRICE DETERMINED BY SHAREHOLDER (SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)

By checking ONE of the following boxes below INSTEAD OF THE BOX BELOW UNDER “(2) Shares Tendered at Cash Price Determined Under the Offer,” the undersigned hereby tenders shares at the cash price checked. This action could result in none of the shares being purchased if the Cash Purchase Price determined by the Company for the shares is less than the cash price checked below. A SHAREHOLDER WHO DESIRES TO TENDER SHARES AT MORE THAN ONE CASH PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH CASH PRICE AT WHICH SHARES ARE TENDERED. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one cash price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $60.00	☐ $62.75	☐ $65.50
☐ $60.25	☐ $63.00	☐ $65.75
☐ $60.50	☐ $63.25	☐ $66.00
☐ $60.75	☐ $63.50	☐ $66.25
☐ $61.00	☐ $63.75	☐ $66.50
☐ $61.25	☐ $64.00	☐ $66.75
☐ $61.50	☐ $64.25	☐ $67.00
☐ $61.75	☐ $64.50	☐ $67.75
☐ $62.00	☐ $64.75	☐ $67.50
☐ $62.25	☐ $65.00	☐ $67.75
☐ $62.50	☐ $65.25	☐ $68.00

OR

(2) SHARES TENDERED AT CASH PRICE DETERMINED UNDER THE OFFER (SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)

By checking the box below INSTEAD OF ONE OF THE BOXES ABOVE UNDER “(1) Shares Tendered at Cash Price Determined by Shareholder,” the undersigned hereby tenders shares at the Cash Purchase Price, as the same shall be determined by the Company in accordance with the terms of the Offer. For purposes of determining the Cash Purchase Price, those shares that are tendered by the undersigned agreeing to accept the Cash Purchase Price determined in the Offer will be deemed to be tendered at the minimum price of $60.00 per share.

☐ The undersigned wants to maximize the chance of having the Company purchase all of the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the cash price boxes above, the undersigned hereby tenders shares at, and is willing to accept, the Cash Purchase Price determined by the Company in accordance with the terms of the Offer. THE UNDERSIGNED SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE CASH PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $60.00 PER SHARE.

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

ODD LOTS

(see instruction 14 of the letter of transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐ By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

In addition, the undersigned is tendering shares either (check one box):

☐ at the Cash Purchase Price, as the same will be determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the cash price per share above); or

☐ at the cash price per share indicated above in the section captioned “Cash Price (In Dollars) per Share at Which Shares Are Being Tendered.”

CONDITIONAL TENDER

(see instruction 13 of the letter of transmittal)

A tendering shareholder may condition his or her tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐ The minimum number of shares that must be purchased from me, if any are purchased from me, is:              shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares and checked this box:

☐ The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature:

Name(s):
(Please Type or Print)

Taxpayer Identification or Social Security Number:

Address(es):
(Including Zip Code)

Area Code/Phone Number:

Dated: , 2017